Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of June 28, 2021, is made and entered into by and among CITIC Capital Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), CITIC Capital Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Quanergy Systems, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. WHEREAS, Acquiror, Merger Sub and Company are parties to that certain Agreement and Plan of Merger, dated as of June 21, 2021 (the “Merger Agreement”);

B. WHEREAS, Section 11.11 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and

C. WHEREAS, Acquiror, Merger Sub and Company desire to amend the Merger Agreement pursuant to Section 11.11 thereof as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Acquiror, Merger Sub and Company hereby agree as follows:

1. AMENDMENT TO SECTION 7.6(A). Section 7.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) the Board of Directors of Acquiror shall consist of up to seven (7) directors, which shall initially include all seven (7) director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;”

2. NO FURTHER AMENDMENT; EFFECT OF AMENDMENT. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

3. REFERENCES TO THE MERGER AGREEMENT. Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean June 21, 2021).

4. COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.

5. HEADINGS. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

6. GOVERNING LAW. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

CITIC CAPITAL ACQUISITION CORP.

By:	/s/ Fanglu Wang
Name: Fanglu Wang
Title: Chief Executive Officer and Director

CITIC CAPITAL MERGER SUB INC.

By:	/s/ Fanglu Wang
Name: Fanglu Wang
Title: Director

QUANERGY SYSTEMS, INC.

By:	/s/ Kevin Kennedy
Name: Kevin Kennedy
Title: Chief Executive Officer

(Signature Page to First Amendment to Agreement and Plan of Merger)